EXHIBIT 99.1

[NOBEL LOGO]

Contact:	Edward Chambers, CFO

(484) 947-2000

For Immediate Release

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

RESIGNATION OF DIRECTOR

West Chester, PA, August 12, 2003—Nobel Learning Communities, Inc. (NASDAQ:NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, today announced that John Frock has resigned as a director of the Company, effective immediately. The Company had previously announced that Mr. Frock would be resigning as the Company’s Vice Chairman of Corporate Development, effective August 31, 2003. Mr. Frock has stated that, because of his resignation from the Company at the end of this month, he felt the time was also right for him to resign from the Board. The Board expects to fill, in the near future, the vacancy on the Board created by Mr. Frock’s resignation.

Nobel Learning Communities, Inc operates 178 schools in 15 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC.

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